Exhibit 99.6

NOTICE OF ANTICIPATED SHARE EXCHANGE EVENT

CARDTRONICS, INC.

1.00% Convertible Senior Notes due 2020

Reference is made to the Indenture, dated as of November 25, 2013 (the “Indenture”), by and between Cardtronics, Inc. (the “Company”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), governing the Company’s 1.00% Convertible Senior Notes due 2020 (CUSIP No. 14161H AF5*) (the “Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

On April 27, 2016, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cardtronics Group Limited, a newly formed private company incorporated under English law and currently a wholly-owned subsidiary of the Company which will be re-registered as an English public limited company and renamed “Cardtronics plc” or a similar name (“Cardtronics plc”), CATM Holdings LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company, and CATM Merger Sub LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of the Company (“Cardtronics MergeCo”).  Under the Merger Agreement, Cardtronics MergeCo will merge (the “Merger”) with and into the Company with the Company surviving the Merger as an indirect, wholly-owned subsidiary of Cardtronics plc, which will result in each holder of the Common Stock receiving one Class A Ordinary Share (collectively, the “Ordinary Shares”) of Cardtronics plc for each share of Common Stock held immediately prior to the Merger.  Pursuant to Section 11.06 of the Indenture, at and after the effective date of the Merger the Ordinary Shares will constitute Reference Property and one Ordinary Share will constitute a Reference Property Unit.

Consummation of the Merger is subject to the satisfaction of certain specified conditions under the Merger Agreement, including the receipt of stockholder approval.

Notice is hereby given, as required by Section 11.01(b)(iv) and Section 11.05(m) of the Indenture, that the Merger will constitute a Share Exchange Event. As a result, pursuant to Section 11.01(b)(iv) of the Indenture, holders of the Notes may surrender the Notes for conversion at any time until the 35th Trading Day immediately following the effective date of the Merger (which currently expected to be early in the third quarter of 2016).  The current Conversion Rate is 19.1022 shares of Common Stock per $1,000 principal amount of Notes.

Immediately prior to the effective date of the Merger, the Company will execute with the Trustee a supplemental indenture providing that, at and after the effective date of Merger, the consideration due upon conversion of any Notes, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock were instead a reference to the same number of Reference Property Units, subject to the settlement provisions set forth in the Indenture.  No adjustment to the Conversion Rate is expected to result from the consummation of the Merger. The Merger will not constitute a Fundamental Change or a Make-Whole Fundamental Change under the Indenture.

CARDTRONICS, INC.
APRIL [  ], 2016

*NOTE:  The Company and Wells Fargo Bank, National Association shall not be responsible for the selection or use of the CUSIP numbers selected, nor is any representation made as to their correctness or accuracy in the notice or as printed on any Note.  They are included solely for the convenience of the holders.